Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

SALLIE MAE ISSUES STATEMENT

NEWARK, Del., Jan. 18, 2017 -SLM Corporation (Nasdaq: SLM), commonly known as Sallie Mae, today issued the following statement.
Today the Consumer Financial Protection Bureau filed a complaint in federal court in Pennsylvania against Navient Corporation, along with its subsidiaries, Navient Solutions, Inc., and Pioneer Credit Recovery, Inc.  The complaint alleges these Navient entities, among other things, engaged in deceptive practices with respect to its historic servicing and debt collection practices.  Neither SLM Corporation, Sallie Mae Bank, nor any of their current subsidiaries are named in, or otherwise a party to, the lawsuit and are not alleged to have engaged in any wrongdoing.
Additionally, a press release issued today by Illinois Attorney General Lisa Madigan announced the filing of a separate lawsuit against Navient Corporation - its subsidiaries Navient Solutions, Inc., Pioneer Credit Recovery, Inc., and General Revenue Corporation - and Sallie Mae Bank arising out of a multi-state investigation of various lending, servicing, and collection practices. As SLM Corporation has consistently disclosed in its periodic reports, Navient has accepted responsibility for all costs, expenses, losses and remediation arising from this matter.
On April 30, 2014, SLM Corporation and Navient Corporation separated into two, independent companies. Since that time, SLM Corporation’s business consists of providing high-quality private education loans and saving products.

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SLM Corporation (Nasdaq: SLM) is the nation’s saving, planning, and paying for college company. Whether college is a long way off or just around the corner, Sallie Mae offers products that promote responsible personal finance, including private education loans, Upromise rewards, scholarship search, college financial planning tools, and online retail banking. Learn more at SallieMae.com. Commonly known as Sallie Mae, SLM Corporation and its subsidiaries are not sponsored by or agencies of the United States of America.

Contacts:
Media:
Martha Holler, 302-451-4900, martha.holler@salliemae.com
Rick Castellano, 302-451-2541, rick.castellano@salliemae.com

Investors:
Brian Cronin, 302-451-0304, brian.cronin@salliemae.com

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